UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 15, 2007

AMGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	000-12477	95-3540776
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Amgen Center Drive Thousand Oaks, CA	91320-1799
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

805-447-1000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On August 15, 2007, Amgen Inc. (the “Company”) announced plans to restructure its worldwide operations in order to improve the Company’s cost structure while continuing to make significant innovative research and development investments and building the framework for the Company’s future growth. This restructuring plan is primarily the result of the impact on operations attributable to regulatory changes to the Company’s erythropoietic stimulating agent (“ESA”) product labels that began in the first quarter of 2007 following safety concerns, and the national coverage decision for Medicare recipients for use of ESAs in oncology recently announced by the Centers for Medicare and Medicaid Services (“CMS”). In particular, Aranesp® has and is continuing to experience various regulatory challenges, including revisions to labeling and loss of reimbursement coverage and the potential for future label and reimbursement changes, and legislative reviews.

As part of the restructuring plan, the Company will reduce its staff by 12% to 14% or approximately 2,200-2,600 positions, resulting in a pre-tax restructuring charge of approximately $230 million to $270 million. In addition, the Company expects to close certain production operations and re-scope and make other changes to certain on-going capital projects. These and related actions are expected to result in pre-tax restructuring charges of approximately $340 million to $370 million, which includes the $289 million charge previously reported on the Company’s Form 10-Q for the quarter ended June 30, 2007 filed on August 9, 2007. This range is primarily comprised of charges for asset impairment, and, to a lesser degree, accelerated depreciation. The cumulative pre-tax restructuring charges associated with the restructuring plan are expected to be approximately $600 million to $700 million, which will be incurred in 2007 and 2008. The Company expects the restructuring plan to be substantially completed by 2008.

The Company estimates that approximately 50% of the cumulative pre-tax restructuring charges will result in future cash outlays, primarily associated with staff separation costs.

Item 7.01	Regulation FD Disclosure.

On August 15, 2007, the Company announced that it would hold a webcast and issued a press release regarding its restructuring plan. A copy of the press release detailing the restructuring plan is attached as Exhibit 99.1 and a copy of the slides to be presented at the webcast is attached as Exhibit 99.2 to this Current Report on Form 8-K. The information furnished in this item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

All statements included or incorporated by reference in this report, other than statements of historical facts, that address activities, events or developments that the Company intends, expects, projects, believes or anticipates will or may occur in the future are forward looking statements. This report contains forward looking statements that are based on current expectations, estimates, forecasts and projections about the Company and the Company’s future performance, business, beliefs and management’s assumptions. Words such as “expect,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “should,” “may,” “assume,” or “continue,” and variations of such words and similar expressions are intended to identify such forward looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict. The Company describes some of the risks, uncertainties, and assumptions that could affect the outcome or results of operations in “Risk Factors” in the Company’s reports filed with the SEC, including the factors incorporated by reference herein. The Company has based the forward looking statements on management’s beliefs and assumptions based on information available to management at the time the statements are made. Actual outcomes and results may differ materially from what is expressed, implied or forecast by the forward looking statements. Reference is made in particular to forward looking statements regarding product sales, reimbursement, expenses, earnings per share, liquidity and capital resources, and trends. Except as required under the federal securities laws and the rules and regulations of the SEC, the Company does not have any intention or obligation to update publicly any forward looking statements contained in this report, whether as a result of new information, future events, changes in assumptions or otherwise.

Item 9.01	Financial Statements and Exhibits.

99.1	Press Release dated August 15, 2007
99.2	Slides to be presented at webcast on August 15, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMGEN INC.

Date: August 15, 2007	By:	/s/ Robert A. Bradway
	Name:	Robert A. Bradway
	Title:	Executive Vice President and Chief Financial Officer

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